Exhibit 99.1

Contact:	FD
(212) 850-5600
	Investors:	Cara O’Brien/Leigh Parrish
	Media:	Diane Zappas

FOR IMMEDIATE RELEASE

STEVEN MADDEN, LTD. ANNOUNCES SECOND QUARTER RESULTS
~ Second Quarter Net Income $7.6 Million, or $0.43 Per Diluted Share ~
~ Company Reaffirms Outlook for 2008 ~

          LONG ISLAND CITY, N.Y. – August 5, 2008 – Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the second quarter ended June 30, 2008.

          Second quarter net sales were $109.3 million compared to $108.3 million in the second quarter of 2007. Gross margin decreased slightly to 41.7% compared to 42.0% in the second quarter of the prior year due to a margin decline in the retail division, which was partially offset by a margin increase in the wholesale division. Operating expenses as a percent of sales were 33.5% versus 31.0% in the same period of 2007, due primarily to increased expenses in the retail division for new stores, the write-off of fixed assets related to store closures and remodels, and severance.

          Operating income was $12.1 million, or 11.1% of sales, compared with operating income of $17.5 million, or 16.2% of sales, in the second quarter of 2007. This decline was due primarily to higher operating expenses as a percent of sales and a decline in commission income from the private label business versus the prior year period. Net income was $7.6 million, or $0.43 per diluted share, compared to $10.5 million, or $0.49 per diluted share, in the prior year’s second quarter.

          Revenues from the wholesale business were $79.4 million compared to $78.6 million in the second quarter of 2007 due primarily to the strength of the Madden Girl and Daniel M. Friedman divisions, which offset relative softness in the Steve Madden Women’s and Steve Madden Men’s divisions during the quarter. Gross margin in the wholesale business increased to 34.7% from 34.2% in last year’s second quarter as a result of margin improvement in both the wholesale footwear and Daniel M. Friedman accessories divisions.

          Retail revenues were $29.9 million compared to $29.6 million in the second quarter of the prior year due to sales from new stores. Same store sales decreased 3.3%. Retail gross margin decreased to 60.3% from 62.4% in the comparable period of the prior year, due primarily to increased promotional activity due to the challenging retail environment. During the second quarter of 2008, the Company closed two stores.

          For the first six months of fiscal 2008, net sales were $209.9 million compared to $214.9 million in the comparable period last year. Net income totaled $9.7 million, or $0.51 per diluted share, for the first six months of fiscal 2008, compared to $20.1 million, or $0.92 per diluted share, in the comparable period last year. Excluding a one-time after-tax charge of $3.0 million in first quarter resulting from the resignation of the Company’s former Chief Executive Officer, net income totaled $12.7 million, or $0.67 per diluted share, for the first six months of fiscal 2008.

          Edward Rosenfeld, Interim Chief Executive Officer, stated, “In wholesale, Madden Girl and Daniel M. Friedman were bright spots as we generated strong sales increases in these two divisions in the second quarter. We also remain pleased with our wholesale gross margin, which rose modestly and reflects positive trends in both footwear and accessories. While we continue to experience the effects of the challenging macroeconomic environment, we are beginning to see some renewed momentum in our business. We are experiencing a positive response to our merchandise from both our wholesale customers and consumers, and we are encouraged by emerging footwear trends and the current sell-through of our product.”

Page 2 – Steven Madden, Ltd. Announces Second Quarter Results

          Arvind Dharia, Chief Financial Officer, commented, “We are pleased with our ability to maintain a strong financial position despite the challenging macroeconomic environment. Our balance sheet continues to demonstrate the Company’s strength as we ended the quarter with $46.3 million in cash, cash equivalents, and marketable securities, no debt, and total stockholders’ equity of $184.0 million. We remain confident the Company is well positioned for long-term growth.”

Company Outlook

          Based on trends to date this year and current visibility, the Company is maintaining its guidance for the full fiscal year. The Company continues to expect 2008 net sales will be flat to an increase of 2% compared to fiscal 2007 and earnings per diluted share will range between $1.55 and $1.65, excluding the previously mentioned impact of the one-time charge recognized in first quarter. Including the impact of the one-time charge, earnings per diluted share are expected to range between $1.39 and $1.49.

          Mr. Rosenfeld concluded, “While we are maintaining a conservative approach to managing our business this year due to the challenging retail environment, we are encouraged by our recent performance and believe we are well-positioned as we move into the latter half of fiscal 2008. The Company has a solid foundation for long-term success based on the increasing diversification of our business, the strength of our design team and our strong focus on execution.”

Conference Call Information

          Interested shareholders are invited to listen to the second quarter earnings conference call scheduled for today, Tuesday, August 5, 2008, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until August 19, 2008. Additionally, a replay of the call can be accessed by dialing 800-642-1687, passcode 56721800, and will be available until August 12, 2008.

Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licensees for its brands, including for outerwear, cold weather accessories, eyewear, and hosiery and owns and operates 99 retail stores, including its online store. Through its wholly-owned subsidiary, Daniel M. Friedman & Associates, the Company is the licensee for handbags and belts for Betsey Johnson, Daisy Fuentes and Tracy Reese.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates” or “plans” to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.

(Tables to follow)

Page 3 – Steven Madden, Ltd. Announces Second Quarter Results

STEVEN MADDEN LTD
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data) - Unaudited

	Three Months Ended		Six Months Ended
Consolidated:	Jun 30, 2008	Jun 30, 2007	Jun 30, 2008	Jun 30, 2007

Net Sales	$109,317	$108,256	$209,856	$214,910
Cost of Sales	63,780	62,836	124,104	127,296

Gross Profit	45,537	45,420	85,752	87,614
Commission and licensing fee income	3,203	5,669	6,559	11,115
Operating Expenses	36,593	33,599	77,327	65,570

Income from Operations	12,147	17,490	14,984	33,159
Interest and other Income, Net	368	803	894	1,713

Income Before provision for Income Taxes	12,515	18,293	15,878	34,872
Provision for Income Tax	4,881	7,775	6,192	14,821

Net Income	$7,634	$10,518	$9,686	$20,051

Basic income per share	$0.43	$0.51	$0.51	$0.96

Diluted income per share	$0.43	$0.49	$0.51	$0.92

Weighted average common shares outstanding - Basic	17,662	20,659	18,839	20,809

Weighted average common shares outstanding - Diluted	17,810	21,626	19,023	21,793

Page 4 – Steven Madden, Ltd. Announces Second Quarter Results

BALANCE SHEET HIGHLIGHTS

	Jun 30, 2008 Consolidated (Unaudited)	Dec 31, 2007 Consolidated	Jun 30, 2007 Consolidated (Unaudited)

Cash and cash equivalents	$18,849	$29,446	$23,933
Investment Securities	27,462	80,411	69,973
Total Current Assets	158,198	168,855	195,875
Total Assets	227,498	266,521	266,670
Total Current Liabilities	38,968	47,717	36,524
Total Stockholder Equity	184,032	215,334	226,839

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